UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On November 28, 2005, Spansion, a majority-owned subsidiary of Advanced Micro Devices, Inc. (the “Company”), filed Amendment No. 7 to its Registration Statement on Form S-1, which included an update to Spansion’s outlook for the fourth quarter of fiscal 2005. Accordingly, the Company is filing this amendment to its Current Report on Form 8-K originally filed on October 21, 2005, to provide the following information in connection with its Memory Products Group.

For the Memory Products Group, gross margin increased in the third quarter of fiscal 2005 by seven percent as compared to the second quarter of fiscal 2005 due to a 15 percent increase in unit shipments, partially offset by a three percent decrease in average selling prices. Gross margin also was favorably impacted by three factors: a greater percentage of MirrorBit products shipped; a greater percentage of higher density products shipped; and increased utilization of Spansion’s manufacturing facilities. The Company expects these trends to continue in the fourth quarter of fiscal 2005 resulting in continued improvement in gross margins for the Memory Products Group. However, the Company expects the Memory Products Group to incur an operating loss in the fourth quarter of fiscal 2005, primarily because Spansion’s fabrication facilities are not operating at full capacity due in part to constraints in Spansion’s testing capacity for some of the Flash memory products ordered by customers during the quarter. Spansion is in the process of addressing its need for additional testing capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: November 28, 2005	By:	/s/ Faina Medzonsky
Assistant Secretary